Lake Shore Bancorp, Inc. 8-K

Lake Shore Bancorp, Inc. Announces Purchase of New Branch

DUNKIRK, N.Y. — November 29, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Bank has purchased the former First Niagara Bank branch office located at 4950 Main Street in Snyder, New York. The purchase only includes the building and its contents and does not include the acquisition of any loans or deposits. The Bank plans to open a new branch at this location, pending receipt of regulatory approval, during the second quarter of 2013. This will be the 11th branch location for Lake Shore Savings Bank.

“We are pleased to be able to execute our strategic plan and expand our presence in Erie County,” said Daniel P. Reininga, President and Chief Executive Officer of Lake Shore Savings Bank. “We will be able to provide customers in Snyder, Williamsville and the surrounding communities with an option to do their banking with a “community bank” that has been in existence since 1891. We look forward to being able to bring our banking model to this market area and to meet the financial needs of local families and businesses by providing a superior level of personal service that differentiates us from larger banks.”

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $498.7 million and total deposits of $392.6 million as of September 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Daniel P. Reininga

President and Chief Executive Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070